2nd Floor, Nurses House, PC 43, Churchgate Street,
(formerly Afribank Street) Victoria Island, Lagos.
0803 333 8600, 0809 833 8600
E-mail: olayinka_oyebola@hotmail.com
yinka@olayinkaoyebolaandco.com
www.olayinkaoyebolaandco.com

OLAYINKA OYEBOLA & CO.
Chartered Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Loyal Source Market Services Inc:

We consent to the inclusion in the foregoing Registration Statement on Form S-1, as amended, of our report dated June 29, 2017, relating to our audit of the balance sheet of Loyal Source Market Services Inc as of April 30, 2017, and the related statement of operations, stockholders' equity, and cash flows for the period from April 1, 2016 (Inception) through April 30, 2017.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

A130 1401

Olayinka Oyebola & Co.

Lagos, Nigeria

July 3, 2017